EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
NVIDIA Corporation:

We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 333-51520, 333-74905 and 333-74868), on Form S-3 (Nos. 333-74326, 333-33560, 333-47102, 333-46650), and on Form S-4 (No. 333-54406) of NVIDIA Corporation of our report dated April 29, 2002, relating to the consolidated balance sheets of NVIDIA Corporation and subsidiaries as of January 27, 2002 and January 28, 2001 and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended January 27, 2002, and the related schedule, which report appears in the January 27, 2002 annual report on Form 10-K of NVIDIA Corporation.

/s/	KPMG LLP

Mountain View, California
May 14, 2002